Exhibit 99.1
FOR IMMEDIATE RELEASE
Commerce Energy Group, Inc. Reports Fiscal Year and Fourth Quarter Results and
Restates Quarterly Results In Compliance with SFAS 133

COSTA MESA, CA., October 28, 2005—Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced results for the fiscal year and the fourth quarter ended July 31, 2005.
Restatement of Fiscal 2005 Quarterly Results
     We purchase substantially all of our power and natural gas to supply our retail customers under forward physical delivery contracts. These contracts are defined as derivatives under Statement of Financial Accounting Standard, or SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 133 requires that derivatives, unless specifically exempted, must be effective in hedging underlying exposures and documented contemporaneously to qualify for hedge accounting treatment. In connection with the preparation of our year-end financials, we determined that during fiscal 2005 our documentation for certain derivative contracts designated as cash flow hedges was inadequate to meet the SFAS 133 hedge accounting requirements and that a derivative contract had been inappropriately accounted for as exempt from mark—to-market accounting under SFAS 133. As a result, the Company is restating its quarterly results for the first, second and third quarters in fiscal 2005 to eliminate cash flow hedge accounting and to recognize the impact of marking these contracts to market in the results of operations for each period. The cumulative effect of the restatement for the nine months ended April 30, 2005 is to increase the net loss to $3.7 million compared to $2.8 million, as previously reported. This restatement had no effect on our cash flows, liquidity or overall financial condition. Additionally, the Company has determined that its inaccurate application of SFAS 133 in previous quarters constituted a material weakness in internal controls, but that such material weakness has currently been remediated. The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission relating to the restatement and will file restated financial statements for the quarterly periods ended October 31, 2004, January 31, 2005 and April 30, 2005 as amendments to periodic reports with the SEC on the appropriate forms as soon as practicable. Accordingly, the previously issued financial statements for such quarterly periods should no longer be relied upon.
2005 Fiscal Year Results
     Net revenues for the fiscal year ended July 31, 2005 were $253.9 million, a 21% increase compared to net revenues of $210.6 million in fiscal 2004. The increase in net revenue was primarily attributable to (a) the addition of natural gas and electric customers in six new markets as a result of our acquisition of assets from subsidiaries of American Communications Network, Inc. (the “ACN Energy Assets”) and (b) higher wholesale market prices for electricity. This increase was partly offset by the impact of lower sales volumes in the Company’s traditional electricity markets in California, Pennsylvania and Michigan.
     Gross profit for fiscal 2005 increased to $28.2 million, a 45% increase compared to gross profit of $19.4 million in fiscal 2004. Higher gross profit reflects the six months of contribution from the ACN Energy Assets of $7.3 million and a second quarter gain of $7.2 million from repositioning of the customer portfolio and the sale of electricity supply contracts in Pennsylvania. These increases were partly reduced by lower gross profit on sales in our California, Michigan and Pennsylvania markets. Sales volumes for fiscal 2005 totaled 2.6 million megawatt hours, a 12% decline from the same period in 2004.
     The Company reported a net loss of $6.1 million for fiscal 2005, ($0.20 per share), compared to a net loss of $21.7 million, ($0.77 per share) for fiscal 2004. The principal reasons for the decrease in net loss were (a) a $8.8 million increase in gross profit, as described above, (b) a $2.0 million gain in fiscal 2005 on the sale of the Company’s interest in Turbocor B.V., one of its investments formerly held in Summit Energy Ventures LLC (“Summit”), compared to losses in fiscal 2004 totaling $9.0 million for investment impairment and equity interest termination related to Summit; and (c) a $3.4 million reduction in reorganization and initial public listing expenses. These favorable items were partly offset by increases in general and administrative expenses due primarily to added overhead resulting from the acquisition of the ACN Energy Assets and higher severance cost related to former executive officers.
     “The acquisition of the ACN Energy Assets in February 2005 has given us a marketing presence in several of the more progressive U.S. retail natural gas and electric markets. This strategic repositioning of the customer portfolio has diversified our market and regulatory exposure and positioned us for further growth and expansion.” stated Steven S. Boss, Chief Executive Officer of Commerce Energy Group, Inc. Mr. Boss added, “Our people and new technology platforms have begun to allow us to leverage the strategic expansion of our retail market coverage with only minimal increase in the recurring cost of our operations.”

Fourth Quarter Results
     Net revenues for the fourth quarter of fiscal 2005 were $65.8 million, a 16% increase compared to net revenues of $56.7 million for the fourth quarter of fiscal 2004. The increase in net revenues was primarily attributable to the addition of natural gas and electric customers in six new markets as a result of our acquisition of the ACN Energy Assets partly offset by lower revenues in our electricity market in Michigan.
     Gross profit for the fourth quarter of fiscal 2005 decreased to $4.9 million, a 20% decrease from gross profit of $6.1 million in fiscal 2004. The addition of $3.4 million of gross profit from the ACN Energy Assets was offset by lower gross profit on electricity sales in our Michigan and Pennsylvania markets. Lower revenues and gross profit in Michigan reflect the impact of regulatory changes causing nearly all of Michigan’s large industrial customers to return to the incumbent utility during the year. In Pennsylvania, the portfolio realignment and sale of electricity supply contracts announced in January 2005 reduced gross profit in the quarter due to a lower number of customers served and higher market prices for electricity. Retail sales volumes in our Michigan and Pennsylvania markets totaled 277,000 megawatt hours for the fourth quarter of fiscal 2005, a 48% decline from the comparable period in fiscal 2004.
     The Company reported a net loss of $2.4 million for the fourth quarter of fiscal 2005, ($0.08 per share), compared to a net loss of $7.4 million, ($0.25 per share) for the fourth quarter of fiscal 2004. The fourth quarter of fiscal 2005 benefited from a $2.0 million gain on the sale of our interest in Turbocor B.V. as compared to costs and expenses in the fourth quarter of fiscal 2004, which included a $1.1 million investment impairment relating to Summit, a $2.4 million deferred tax charge and $2.6 million of reorganization and initial public listing and formation expenses. These fourth quarter 2005 improvements, as compared to the prior comparable quarter, were partly offset by lower gross profit and higher severance costs related to former executive officers.
Liquidity
     At July 31, 2005, the Company had total cash and cash equivalents of $33.3 million and no long-term debt. The Company does not have open lines of credit for direct unsecured borrowings or letters of credit. Credit terms from the Company’s suppliers often require us to post collateral against our energy purchases and against our mark-to-market exposure with certain suppliers. We currently finance these collateral obligations with our available cash. As of July 31, 2005, we had $8.2 million in restricted cash and cash equivalents to secure letters of credit required by suppliers and $11.3 million in deposits principally pledged as collateral in connection with energy purchase agreements.
About Commerce Energy Group, Inc.
     Commerce Energy Group, Inc. (AMEX:EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly owned subsidiaries, Commerce Energy, Inc. and Skipping Stone, Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers operating in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.
For more information, contact:

Verna Ray, Investor Relations	Commerce Energy Group, Inc.
vray@commerceenergy.com	600 Anton Boulevard, Suite 2000
(281) 902-5127	Costa Mesa, California 92626
1-800-353-2874
Forward Looking Statements
     Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

Commerce Energy Group, Inc.
Consolidated Statement of Operations
(in thousands, except per share data)

	Quarter Ended July 31,		Year Ended July 31,
	2005	2004	2005	2004
Net revenue	$65,831	$56,668	$253,853	$210,623
Direct energy costs	60,930	50,523	225,671	191,180

Gross profit	4,901	6,145	28,182	19,443
Selling and marketing expenses	985	914	3,774	4,063
General and administrative expenses	8,585	6,614	31,811	25,857
Reorganization and initial public listing expenses	—	2,094	—	3,393

Income (loss) from operations	(4,669)	(3,477)	(7,403)	(13,870)
Other income and expenses:
Initial formation litigation expense	—	(570)	(1,601)	(1,562)
Gain (loss) on investment in Summit	2,000	(1,069)	2,000	(9,039)
Minority interest share of loss	—	—	—	1,185
Interest income, net	264	148	890	549

Loss before income taxes	(2,405)	(4,968)	(6,114)	(22,737)
Provision for (benefit from) income taxes	—	2,383	—	(1,017)

Net loss	$(2,405)	$(7,351)	$(6,114)	$(21,720)

Loss per common share — Basic & Diluted	$(0.08)	$(0.25)	$(0.20)	$(0.77)
Volume and Customer Count Data

	Quarter Ended July 31,		Year Ended July 31,
	2005	2004	2005	2004
Electric — Megawatt hours (Mwh)	553,315	706,510	2,630,567	2,976,750
Natural Gas — Dekatherms (Dth)	657,920	—	2,484,016	—
Customer count	140,200	102,600	140,200	102,600
Condensed Consolidated Balance Sheet
(in thousands)

	July 31, 2005	July 31, 2004
Assets
Cash and cash equivalents	$33,344	$54,065
Accounts receivable, net	27,843	31,119
Income taxes refund receivable	—	4,423
Other current assets	8,103	5,215

Total current assets	69,290	94,822
Restricted cash and cash equivalents	8,222	4,008
Deposits	11,347	5,445
Property and equipment, net	2,007	2,613
Goodwill, intangible and other assets	11,766	3,935

Total assets	$102,632	$110,823

Liabilities and stockholders’ equity
Accounts payable	$25,625	$30,576
Accrued liabilities	6,946	6,141

Total current liabilities	32,571	36,717
Total stockholders’ equity	70,061	74,106

Total liabilities and stockholders’ equity	$102,632	$110,823